Exhibit 23.03

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Annual Report on Form 10-K of Genie Energy Ltd. (a Delaware corporation) and subsidiaries of our report dated March 21, 2013 on our audits of the balance sheets of American Shale Oil, LLC (A Development Stage Company) as of December 31, 2012 and 2011 and the related statement of operations, members’ interest (deficit), and cash flows for the year ended December 31, 2012, the period from August 1, 2011 through December 31, 2011 and for the year ended July 31, 2011.

/s/ ZWICK AND BANYAI, PLLC
Southfield, Michigan
March 21, 2013